Exhibit 99.1

Media Contacts:

Bethany Sherman

212-401-8714

Silvia Davi

646-441-5014

Investor Contact:

Vincent Palmiere, NASDAQ

212.401.8742

Jody Burfening/Carolyn Capaccio

Lippert/Heilshorn & Associates

212.838.3777

NASDAQ Completes Acquisition of BRUT LLC

NEW YORK, NY, September 7, 2004 – The Nasdaq Stock Market, Inc. (“NASDAQ®”; OTCBB: NDAQ) today announced that it has completed its acquisition of Brut LLC, the owner and operator of the Brut ECN, from SunGard Data Systems Inc. (NYSE: SDS) for a total consideration of $190 million in cash.  NASDAQ has received all the necessary regulatory approvals and expects the transaction to be accretive to its shareholders within 12 months.

The completion of the Brut acquisition accelerates NASDAQ’s growth initiatives and enhances NASDAQ’s competitive position.  Effective September 1st, Brut began to report its trades to the NASDAQ Market Center.  NASDAQ and Brut customers will benefit from a deeper pool of liquidity, enhanced execution quality and better depth-of-book information.  NASDAQ customers will also be able to access multiple destinations outside the NASDAQ Market Center through the use of Brut’s sophisticated, smart-order router.

Bob Greifeld, president and chief executive officer of NASDAQ, stated, “This transaction is an important milestone for NASDAQ’s growth plans and NASDAQ and Brut customers are the beneficiaries, with deeper liquidity, better connectivity and the addition of new execution services. As a result, we believe this transaction will complement our strategy to provide lower cost and more efficient trading, contributing to our mission to be the number one stock market for trading U.S. stocks.”

Throughout 2004, NASDAQ has delivered its customers a trading platform with competitive pricing, FIX connectivity, new order types and complete anonymity.  With the Brut transaction, NASDAQ will continue to be the only neutral destination for trading NASDAQ-listed stocks.  As an unconflicted trading destination, NASDAQ offers deep pools of liquidity without competing with its customers for institutional order flow.

“The Brut ECN, like NASDAQ, has focused on innovation and attention to customer service.  As a result of this transaction, we will maximize our services to become a one-stop venue with deeper liquidity, advanced order routing and connectivity on one competitive low-cost platform.  We look forward to a smooth and efficient integration,” added Mr. Greifeld.

The integration of Brut’s services into NASDAQ will be seamless to both NASDAQ and Brut’s customers.  Brut will continue to operate under the Brut name as a broker-dealer; however, it will operate as a part of The NASDAQ Stock Market.  Brian Hyndman will continue to be President of Brut and will become Senior Vice President of NASDAQ Transaction Services, reporting directly to Chris Concannon, Executive Vice President of NASDAQ Transaction Services.  William O’Brien will remain Chief Operating Officer of Brut reporting directly to David Warren, NASDAQ’s Chief Financial Officer.

In connection with the transaction, NASDAQ and SunGard entered into a hosting and multi-year processing agreement for SunGard to provide a real-time securities clearance and settlement system for certain NASDAQ trades.

NASDAQ is the largest U.S. electronic stock market.  With approximately 3,300 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market.  It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit the NASDAQ Web site at http://www.nasdaq.com or the NASDAQ NewsroomSM at http://www.nasdaq.com/newsroom/

About Brut

Brut, LLC owns and operates the Brut ECN, an alternative trading system that offers a low-cost execution utility for the trading community without sacrificing technology, execution quality or customer service. Brut offers its customers participation in the NASDAQ market center for increased liquidity and enhanced order routing capabilities, and allows institutional clients to use the Brut Sponsorship Program to trade electronically while still maintaining their traditional brokerage relationships. (Member SIPC, NASD, CSE, BSE. 55 Broadway, 9th Floor, New York, NY 10006)

About SunGard

SunGard is a global leader in integrated software and processing solutions,

primarily for financial services. SunGard also helps information-dependent enterprises of all types to ensure the continuity of their business. SunGard serves more than 20,000 customers in more than 50 countries, including the world’s 50 largest financial services companies. SunGard (NYSE:SDS) is a member of the S&P 500 and has annual revenue of $3 billion Visit SunGard at www.sungard.com

Cautionary Note Regarding Forward-Looking Statements

The matters described herein may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the control of The NASDAQ Stock Market, Inc. (the “Company”), which could cause actual results to differ materially from historical results, performance or other expectations and from any opinions or statements expressed or implied with respect to future periods. These factors include, but are not limited to, the Company’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in the Company’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. We undertake no obligation to release any revisions to any forward-looking statements.